FIRST USA
News Release

FOR IMMEDIATE RELEASE

             FIRST USA PURCHASES $4.9 BILLION CREDIT CARD OPERATION,
                SIGNS AGENT BANK AGREEMENT WITH CHEVY CHASE BANK

        Wilmington, Del. -- September 3, 1998 -- First USA, a BANC ONE CORPORATION (NYSE:ONE) company, announced today it has purchased the credit card operation of Chevy Chase Bank, FSB.

        The portfolio includes $4.9 billion in managed credit card loans and 3.1 million Visa and MasterCard credit card accounts.

        In connection with the transaction, 1,300 Chevy Chase Bank credit card employees and the company's credit card facilities in Frederick, Md. will become part of First USA. In addition, First USA and Chevy Chase Bank have entered into an agent bank agreement in which First USA will offer its credit card products to Chevy Chase customers under the Chevy Chase Bank name.

        First USA also will assume responsibility for Chevy Chase Bank's partnership programs, including Giant Foodstores, the National Association of Female Executives, the Rolling Stones, Black Entertainment Television (BET), and The National Zoo.

        "This portfolio purchase is consistent with our strategic plan to capitalize on consolidation in the credit card industry," jointly commented Richard W. Vague, chairman and chief executive officer, and Randy L. Christofferson, president. "In today's highly competitive credit card environment, many issuers are finding it difficult to consistently maintain the level of financial commitment to marketing and technology that is required for long-term success. The structure of this transaction enables Chevy Chase Bank to sell its credit card operation yet maintain a strong credit card marketing presence among its customers and in its local markets. We are pleased to acquire the Chevy Chase Bank portfolio, and we look forward to applying First USA's marketing and account management skills to this important customer base."

        Vague and Christofferson said First USA continues to emphasize direct marketing as its primary source of growth but regularly considers opportunities for portfolio acquisition as market conditions allow.

        Vague and Christofferson said First USA intends to retain Chevy Chase Bank's employees and facilities, which are situated in a dedicated 49-acre office park.

        First USA (www.firstusa.com), a subsidiary of BANC ONE CORPORATION, is a financial services company specializing in the credit card business and is among the largest providers of Visa and MasterCard credit cards in the nation. First USA has approximately 43 million credit cards issued and $41.6 billion in managed credit card loans.